Exhibit 99.1

AXS-One Completes $8.0 Million Private Placement Transaction

Company Contact:	IR Contact:
William Levering	Matthew Hayden
AXS-One Inc.	Hayden Communications
wlevering@axsone.com	matt@haydenir.com
(201) 935-3400	(760) 487-1137

RUTHERFORD, NJ – April 6, 2004 – AXS-One, Inc. (Amex:  AXO), a leading provider of e-business and enterprise compliance platform solutions, announced that yesterday it completed a private placement of the Company's common stock to several investors.

AXS-One sold 2,580,645 shares of common stock for $3.10 per share, the terms of which were set pursuant to a unit purchase agreement dated April 1, 2004.  Gross proceeds were approximately $8.0 million, or approximately $7.8 million net of expenses.  AXS-One also issued the investors warrants to purchase an aggregate of 258,065 shares of common stock at $3.98 per share and 258,064 shares of common stock at $4.50 per share.  These warrants are exercisable for a period of three years beginning on the closing date.  The net proceeds from the private placement and exercise of the warrants, which are expected to strengthen the Company's balance sheet, are to be used in the development and continuance of the business of AXS-One and its subsidiaries.

“This transaction provides additional resources that will allow us to expand the marketing efforts of our email and instant messaging compliance products, which are critical tools to manage compliance in today's regulatory and business environment, including the Sarbanes-Oxley initiative,” commented John Rade, Chief Executive Officer of AXS-One.

The shares of common stock issued in the private placement and issuable upon exercise of the warrants have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors absent registration or an applicable exemption from the registration requirements.  AXS-One has agreed to file a registration statement covering the resale of the securities issued in this transaction and issuable upon exercise of the warrants.

About AXS-One Inc.

AXS-One (AMEX: AXO - News) is a provider of supply chain management solutions for service industries that extend the finance function and allow organizations to work collaboratively with their partners, suppliers, employees, and customers while preserving investments in existing systems.  AXS-One has implemented high-volume, interoperable, scalable and secure business solutions for global 2000 organizations.  Its Web Services based technology has been critically acclaimed as best of class.  AXS-One has approximately 250 employees in offices worldwide, including Australia, Canada, Singapore, the United Kingdom, the United States, and South Africa. AXS-One was founded in 1978, and is based in Rutherford, New Jersey, U.S.A.  For further information, visit the AXS-One web site at http://www.axsone.com.

AXS-One, the AXS-One logo, “Access Tomorrow Today,” AXSPoint and TransAXS are registered trademarks of, and e-Cellerator, AXS Desk, “AXS-One Collaboration FrameWorks,”

SMART and Tivity are trademarks of, AXS-One Inc. in the U.S.  All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO's Securities and Exchange Commission filings.